Exhibit 99.1

News Bulletin

2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLINCOVEY ANNOUNCES
SECOND QUARTER OPERATING RESULTS

Salt Lake City, Utah – April 10, 2008 – Franklin Covey Co. (NYSE: FC) today announced financial results for its second quarter and first two quarters of fiscal 2008.  For the quarter ended March 1, 2008, the Company reported consolidated income from operations totaling $6.8 million compared to $9.5 million of operating income reported in the second quarter of fiscal 2007.  Income from operations in the second quarter of fiscal 2007 included a $1.2 million gain from the sale of a manufacturing facility that did not repeat in the March 1, 2008 financial results.  Net income available to common shareholders decreased to $3.1 million ($0.16 diluted earnings per common share) for the quarter ended March 1, 2008, compared to $3.8 million ($0.19 diluted earnings per common share after preferred stock dividends) for the quarter ended March 3, 2007.

For the two quarters ended March 1, 2008, the Company reported income from operations totaling $11.9 million compared to $13.1 million for the first two quarters of the prior year.  Without the benefit from a $1.2 million gain from the sale of a manufacturing facility in fiscal 2007, the Company’s income from operations was essentially flat compared to the prior year.  Due to the fiscal 2007 redemption of all remaining preferred stock, income available to common shareholders increased to $5.1 million in fiscal 2008 ($0.26 diluted earnings per common share) compared to $4.3 million ($0.21 diluted earnings per common share after preferred stock dividends) in the prior year.  The following is a description of the significant factors that affected the Company’s reported financial results for the quarter and two quarters ended March 1, 2008.

Quarter Ended March 1, 2008

The Company’s financial results for the quarter ended March 1, 2008 were primarily attributable to the following factors: 1) Sales through the Company’s Organizational Solutions Business Unit (OSBU) continued to improve and increased $1.6 million compared to the prior year.  However, increased OSBU sales were offset by a $3.3 million decrease in Consumer Solutions Business Unit (CSBU) sales, which resulted in a net decrease in consolidated sales compared to the second quarter of fiscal 2007; 2) gross margin, which is gross profit stated in terms of a percentage of sales, improved to 62.1 percent of sales compared to 61.4 percent in the prior year; 3) total operating expenses increased by $1.0 million, which was the result of increased selling, general, and administrative expenses; 4) net interest expense increased by $0.4 million due to line of credit borrowings resulting primarily from the redemption of all remaining preferred stock in fiscal 2007; and 5) a $0.9 million decrease in preferred dividends.

Further details about these factors and other information regarding the Company’s financial performance during the quarter ended March 1, 2008 are presented below.

Sales – Consolidated sales decreased to $75.1 million compared to $76.9 million during the second quarter of fiscal 2007.  Although sales through the OSBU, which primarily consist of training and consulting services sales, continue to strengthen and improved $1.6 million over the prior year, the increase was insufficient to offset a $3.3 million decrease in CSBU sales, which consist primarily of product sales.

Increased OSBU sales during the quarter continued the favorable trend of improving training sales that began in prior fiscal years and was driven by strong international sales performance during the quarter.  Domestic sales performance at the Company’s regional and vertical sales offices continued to be strong during the quarter, but was offset by decreased sales performance group revenues and lower book royalties, which resulted in a $0.2 million net decline in total domestic sales.  The domestic sales performance during the quarter was also reflective of the successful launch of the Company’s new leadership offering during the second quarter of fiscal 2007, which had a significant impact on domestic training and consulting sales during that period.  International sales increased $1.7 million due to improved sales performance at all of the Company’s directly owned foreign offices and from foreign licensees as well as the translation of foreign sales amounts into United States dollars.  Due to foreign currencies strengthening against the United States dollar during the quarter, the translation of foreign sales had a $1.0 million favorable impact on reported international sales.  Partially offsetting the increase in total international sales were the fiscal 2007 sales and conversions of the Company’s wholly owned subsidiary in Brazil and training operations in Mexico to licensee operations.  The Company now receives royalties from these operations consistent with other licensees, which resulted in a $1.0 million net unfavorable impact on reported sales.  Although the conversion of these offices reduced the Company’s reported sales, the transition to licensees increased operating income from Brazil and Mexico compared to the prior year.

Sales through our CSBU channels declined, reflecting a $1.6 million decrease in retail store sales, a $1.0 million decrease in consumer direct sales, and a $0.7 million decrease in wholesale sales.  Retail sales declined primarily due to the effects of reduced traffic, a significant increase in the number of wholesale outlets that sell the Company’s products and compete directly against Company-owned retail stores, the elimination of low-margin technology sales, and closed stores.  Comparable store sales declined 6 percent compared to the second quarter of fiscal 2007.  Consumer direct sales declined primarily due to decreased traffic through these channels, which includes eCommerce and the Company’s call center.  Sales through the Company’s wholesale channel, which includes sales to office superstores and other retail chains, decreased primarily due to the transition of a portion of our wholesale business to a new distributor.  The Company anticipates that wholesale sales will strengthen during the last two quarters of fiscal 2008 as the transition to the new distributor is completed.  The Company also believes that the product sales declines in the quarter ended March 1, 2008 were worsened by deteriorating economic conditions in the United States, which reduced consumer spending during the 2007 holiday season.

Gross Profit – Due to decreased sales, the Company’s consolidated gross profit decreased to $46.7 million compared to $47.2 million in the second quarter of the prior year.  The impact of decreased sales was partially offset by improved margins, which resulted from increased training sales as a percent of total sales, since training and consulting sales generally have higher overall gross margins than product sales.  Consolidated gross margin, which is gross profit stated in terms of a percentage of sales, for the quarter ended March 1, 2008 was 62.1 percent compared to 61.4 percent during the prior year.

Operating Expenses – Consolidated selling, general, and administrative (SG&A) expenses increased $1.0 million, or 3 percent, compared to the prior year (excluding the gain on the sale of a manufacturing facility in the second quarter of fiscal 2007).  The increase in SG&A expenses was primarily due to 1) increased compensation costs that were primarily generated by additional OSBU sales personnel; 2) increased promotional costs resulting from a change in the timing of catalog mailings and our overall catalog strategy, which concentrated a greater amount of catalog costs in the second quarter of fiscal 2008; 3) increased bad debt expense resulting primarily from the prior year adjustment of our bad debt reserve, which produced a benefit in fiscal 2007 that did not occur in fiscal 2008; and 4) increased legal fees incurred primarily for ongoing litigation.  These increased operating costs were partially offset by the sale of the Company’s subsidiary in Brazil and the training and consulting operations of our subsidiary in Mexico and by reduced SG&A costs in various other areas of the Company’s operations.  The conversion of the Brazil and Mexico operations to licensees reduced consolidated SG&A expenses by $0.8 million compared to the prior year.

Depreciation and amortization expense did not differ appreciably from prior year financial results.

Interest Expense – Net interest expense increased $0.4 million primarily due to line of credit borrowings resulting from the redemption of all remaining shares of preferred stock during the third quarter of fiscal 2007.  The Company’s line of credit borrowings declined to $4.3 million at March 1, 2008 compared to $16.0 million at August 31, 2007.

Two Quarters Ended March 1, 2008

Sales – The Company’s consolidated sales decreased to $148.7 million compared to $152.4 million during the first two quarters of fiscal 2007.  Although sales through the OSBU have continued to improve during fiscal 2008 and have increased $2.2 million over the prior year, the increase was not enough to offset a $5.9 million decrease in CSBU sales.  Domestic OSBU sales performance was flat compared to the prior year and was primarily the result of increased sales from the Company’s regional and vertical sales offices which were offset by decreased sales performance group revenues.  The domestic sales performance compared to the prior year was also affected by the successful launch of the Company’s new leadership offering during the second quarter of fiscal 2007, which had a favorable impact on domestic training and consulting sales during that period.  International sales increased $2.1 million due to improved sales performance at our directly owned foreign offices and from foreign licensees as well as the translation of foreign sales amounts into United States dollars.  Due to foreign currencies strengthening against the United States dollar during the quarter, the translation of foreign sales had a $1.9 million favorable impact on reported international sales.  Partially offsetting the increase in total international sales was the fiscal 2007 sales and conversions of the Company’s wholly owned subsidiary in Brazil and training operations in Mexico to licensee operations.  The Company now receives royalties from these operations consistent with other licensees, which resulted in a $2.3 million net difference in reported sales compared to reported royalties.  Excluding the impact of the conversion of the Brazil and Mexico offices, comparable sales from our wholly owned subsidiaries and licensees increased 17 percent compared to the prior year.

Sales through the Company’s CSBU channels declined $5.9 million primarily due to a $2.6 million decrease in retail store sales, a $2.4 million decrease in consumer direct sales, and a $1.0 million decrease in wholesale sales.  Retail sales declined as a result of the effects of reduced traffic, a significant increase in the number of wholesale outlets that sell the Company’s products and compete directly against Company-owned retail stores, the elimination of low-margin technology sales, and closed stores.  These factors combined to produce a 7 percent decline in comparable store sales compared to the first two quarters of fiscal 2007.  Consumer direct sales declined primarily due to decreased traffic through these channels, which includes eCommerce and the Company’s call center.  Sales through the Company’s wholesale channel decreased primarily due to the transition of a portion of our wholesale business to a new distributor.  The Company also believes that the product sales declines during fiscal 2008 were worsened by deteriorating economic conditions in the United States, which reduced consumer spending during the 2007 holiday season.

Gross Profit – The Company’s consolidated gross profit decreased to $92.6 million compared to $93.6 million in fiscal 2007.  The decrease was primarily attributable to declining product sales during fiscal 2008 compared to the prior year.  Our consolidated gross margin improved to 62.3 percent of sales compared to 61.4 percent in the first two quarters of fiscal 2007.  The slight increase in gross margin percentage was primarily attributable to the continuing shift toward increased training and consulting sales, which generally have higher margins than our product sales.  Training and consulting service sales increased to 46 percent of total sales for the two quarters ended March 1, 2008 compared to 43 percent in the prior year.

Operating Expenses – The Company’s operating expenses decreased $0.9 million compared to the first two quarters of fiscal 2007 primarily due to decreased SG&A expenses (excluding the gain on the sale of a manufacturing facility in the second quarter of fiscal 2007).  The decrease in SG&A expenses was primarily due to 1) the fiscal 2007 sales of our subsidiary in Brazil and the training and consulting operations of our subsidiary in Mexico; 2) decreased share-based compensation expense primarily resulting from the determination that no shares will be awarded under a long-term incentive plan grant from fiscal 2006 and the corresponding reversal of share-based compensation expense; and 3) decreased audit and related consulting costs primarily resulting from improved processes and procedures combined with revised internal control testing standards.  These decreases were partially offset by increased compensation expenses for additional OSBU sales personnel, increased legal expenses for ongoing litigation, and increases in various other areas of the Company’s operations.

Depreciation and amortization expense were consistent with prior year financial results and did not differ appreciably.

Interest Expense – Net interest expense increased $0.9 million primarily due to line of credit borrowings resulting from the redemption of all remaining shares of preferred stock during the third quarter of fiscal 2007.

About FranklinCovey
FranklinCovey is a global leader in effectiveness training, productivity tools, and assessment services for organizations and individuals. FranklinCovey helps companies succeed by unleashing the power of their workforce to focus and execute on top business priorities.  Clients include 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Organizations and individuals access FranklinCovey products and services through corporate training, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 75 retail stores, and www.franklincovey.com. FranklinCovey has nearly 1,500 associates providing professional services and products in 39 offices and in 95 countries.

Investor Contact: FranklinCovey Steve Young 801-817-1776 Steve.Young@franklincovey.com	Media Contact: FranklinCovey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED INCOME STATEMENTS
( in thousands, except per share amounts )

	Quarter Ended		Two Quarters Ended
	March 1,	March 3,	March 1,	March 3,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$75,127	$76,876	$148,702	$152,405

Cost of sales	28,439	29,687	56,068	58,819
Gross profit	46,688	47,189	92,634	93,586

Selling, general, and administrative	37,652	36,666	76,424	77,514
Gain on sale of manufacturing facility	-	(1,227)	-	(1,227)
Depreciation	1,350	1,366	2,547	2,403
Amortization	901	900	1,800	1,802
Income from operations	6,785	9,484	11,863	13,094

Interest expense, net	(746)	(318)	(1,648)	(779)
Income before income taxes	6,039	9,166	10,215	12,315

Income tax provision	2,957	4,452	5,074	6,186
Net income	3,082	4,714	5,141	6,129

Preferred stock dividends	-	(934)	-	(1,867)
Net income available to common shareholders	$3,082	$3,780	$5,141	$4,262

Net income per share available to common shareholders
Basic	$0.16	$0.19	$0.26	$0.22
Diluted	$0.16	$0.19	$0.26	$0.21

Weighted average common shares - Diluted
Basic	19,510	19,589	19,495	19,750
Diluted	19,804	19,870	19,782	20,031

Sales Detail:
Retail Stores	$17,628	$19,265	$30,762	$33,392
Catalog / e-commerce	13,574	14,574	28,386	30,784
Wholesale	2,921	3,581	7,181	8,158
CSBU International	2,902	2,643	5,574	5,029
Other	1,276	1,565	2,441	2,837
Total Consumer Solutions Business Unit	38,301	41,628	74,344	80,200

Domestic	21,662	21,819	43,325	43,288
International	15,164	13,429	31,033	28,917
Total Organizational Solutions Business Unit	36,826	35,248	74,358	72,205

Total	$75,127	$76,876	$148,702	$152,405